Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Discover Bank and Discover Card Execution Note Trust (Registration Numbers 333-191359, 333-191359-01 and 333-191359-02) on Form S-3 of our Reports of Independent Registered Public Accounting Firm dated March 21, 2014 relating to Management’s Assertions on Compliance with Regulation AB Criteria, appearing in the Annual Report on Form 10-K of Discover Card Execution Note Trust for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 21, 2014